Exhibit 99.1

BIG CAT ENERGY ANNOUNCES THE COMPLETION OF A 90 DAY TEST WITH THE ARID TOOL

Gillette, Wyoming, October 6, 2008 - Big Cat Energy Corporation, (OTCBB: BCTE), today announced that a major Coal Bed methane (CBM) operator has conducted and concluded a 90-day test of the ARID tool in a well located in the Powder River Basin Dead Horse Creek area. The test purpose was two fold: to provide the land owner with data demonstrating that injection of CBM water into the receiving aquifer would not impact nearby domestic water wells, and; to provide a major CBM operator with data demonstrating ARID's ability to deliver and inject CBM water into the receiving aquifer at the rate required by the well's operating plan. ARID's success in meeting the requirements of both the CBM operator and the landowner has resulted in a decision by the CBM operator to prepare more wells in the test area for ARID installations. In addition, the major CBM operator is gathering data for DEQ permits in new locations throughout the Powder River Basin.

Furthermore, the major CBM operator is in the process of installing four (4) ARID tools in the same area. The decision has been made to squeeze off the initial receiving aquifers of these 4 wells and open up the aquifer that received the water in the well in which the 90 day test was completed. This work has begun and is expected to be concluded shortly.

Commenting on the recent 90 day test of the ARID tool, Tim Barritt, President of Big Cat Energy Corp., stated, "The data received from the recent test period by a major CBM operator confirms our opinion that the ARID tool will change the methods CBM operators use to dispose of water in the Powder River Basin. We at Big Cat Energy Corp. are excited about several new companies coming forward and allowing us to work up pilot prospect areas on both the west and central parts of the Powder River Basin. We have been working to find areas on the west and central parts of the basin as the CBM play moves in that direction. These companies have kept us very busy in the past few months generating geologic evaluations for their pilots. We are convinced through our evaluations that success can be achieved in these areas as well as the ones currently ongoing. Corporately, we are financially sound and in a position to move into these new areas, which will bring expansion of our ARID tool. This will be exactly what we have been working toward for the coming year."

About Big Cat Energy Corporation

Big Cat Energy Corporation has developed a patented technology called the ARID Tool (Aquifer Recharge Injection Device), a revolutionary new method of water handling that provides coal bed methane wells with the ability to redistribute produced water. This revolutionary new coal bed methane production technology will allow coal bed methane operators to process produced water at a fraction of the cost of current technology.

Additional information on the ARID Tool and process as well as Big Cat Energy Corporation is available at http://www.bigcatenergy.com

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Investor Relations
investor@bigcatenergy.com
1-866-912-BCTE (2283)

Forward-Looking Statements

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.